UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2013

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52 nd Street New York, New York (Address of principal executive offices)		10055 (Zip Code)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On October 23, 2013, Evercore Partners Inc. (the “Company”) issued a press release announcing financial results for its third quarter ended September 30, 2013.

A copy of the press release is attached hereto as Exhibit 99.1. All information in the press release is furnished but not filed.

Item 8.01	Other Events.

On October 23, 2013, the Board of Directors of the Company agreed to release the transfer restrictions associated with 1,267,041 limited partnership units of Evercore LP (“Units”) and 150,894 Restricted Class A Shares held by certain employees (collectively, the “IPO Equity”); 500,000 Units held by Trilantic Capital Partners; and 458,604 Restricted Class A common shares of the Company held by certain current employees of the Company who were employees of The Lexicon Partnership LLP (the “Lexicon Shares”). The transfer restrictions associated with the IPO Equity would have otherwise expired on December 31, 2013; the transfer restrictions associated with the Trilantic Units would have otherwise expired on February 10, 2015; and the transfer restrictions associated with the Lexicon Shares would have otherwise expired on or before June 30, 2014. The Units are exchangeable into an equivalent number of shares of Class A common stock of the Company. The decision to permit such accelerated release of transfer restrictions was motivated in part by the Company’s desire to permit a more orderly disposition of securities over a longer period of time. The decision will not result in the vesting of any unvested equity, and given the difference in timing of the release of transfer restrictions, the Company believes that this decision will not have an effect on the retention of key employees. The foregoing amounts include the following number of Units and Lexicon Shares for executive officers:

Executive Officers	No. of Share Equivalents Released from Transfer Restrictions
Roger Altman	298,794 Units
Pedro Aspe	207,323 Units
Adam Frankel	7,523 Units
Andrew Sibbald	63,567 Lexicon Shares

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release of Evercore Partners Inc. dated October 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERCORE PARTNERS INC.

Date: October 23, 2013	/s/ Robert B. Walsh
	By:	Robert B. Walsh
	Title:	Chief Financial Officer